INVESTMENT ACCOUNTING AGREEMENT

     THIS AGREEMENT made and effective as of this 13th day of January, 1997, by and between GREAT HALL INVESTMENT FUNDS, INC., a Minnesota corporation, having its principal place of business at 60 South Sixth Street, Minneapolis, Minnesota, 55402 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC").

     WHEREAS, Fund is registered as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, IFTC performs certain investment accounting and recordkeeping services on a computerized accounting system (the "Portfolio Accounting System") which is suitable for maintaining certain accounting records of the portfolios of the Fund ("Portfolios"); and

     WHEREAS, Fund desires to appoint IFTC as investment accounting and recordkeeping agent for the Portfolios of the Fund, and IFTC is willing to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment of Recordkeeping Agent. Fund hereby constitutes and appoints IFTC as investment accounting and recordkeeping agent for the Portfolios of the Fund to perform accounting and recordkeeping functions related to portfolio transactions required of Fund under Section 31 of the 1940 Act, and the rules and regulations thereunder and to calculate the net asset value of the Portfolios.

2. Representations and Warranties of Fund. Fund hereby represents, warrants and acknowledges to IFTC:

     A. That it is a corporation or trust (as specified above) duly organized and existing and in good standing under the laws of Minnesota, and that it is registered under the 1940 Act;

     B. That it has the requisite power and authority under applicable law, its charter or declaration of trust and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint IFTC as investment accounting and recordkeeping agent for the Portfolios of the Fund; that this Agreement has been duly executed and delivered by Fund; and that this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms; and

     C. That it has determined to its satisfaction that the Portfolio Accounting System is appropriate and suitable for its needs.

3. Representations and Warranties of IFTC. IFTC hereby represents, warrants and acknowledges to Fund:

     A. That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri;

     B. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by IFTC; and that this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms; and

     C. That the accounts and records maintained and preserved by IFTC shall be the property of Fund and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by Fund in writing.

4.   Duties and Responsibilities of Fund.

     A. Fund shall turn over to IFTC all of each Portfolio's accounts and records previously maintained, if any, as are required by IFTC to perform its duties hereunder.

     B. Fund shall provide to IFTC the information necessary to perform IFTC's duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which IFTC prices the Portfolios' securities and foreign currency holdings.

     C. Fund shall furnish IFTC with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Portfolios when such information is not readily available from generally accepted securities industry services or publications.

     D. Fund shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and Fund. The initial compensation schedule is attached as Exhibit A. Fund shall also reimburse IFTC on demand for all out-of-pocket disbursements, costs and expenses incurred by IFTC in connection with services performed pursuant to this Agreement.

     E. Fund shall notify IFTC of any changes in statutes, rules, regulations, requirements, or policies which may necessitate changes in IFTC's responsibilities or procedures.

     F. Fund shall provide to IFTC, as conclusive proof of any fact or matter required to be ascertained from Fund as determined by IFTC, a certificate signed by Fund's president or other officer of Fund, or other authorized individual, as requested by IFTC. Fund shall also provide to IFTC instructions with respect to any matter concerning this Agreement reasonably requested by IFTC. IFTC may rely upon any instruction or information by any person reasonably believed by it to be an officer or agent of Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from Fund.

     G. Fund shall use reasonable care to preserve the confidentiality of the Portfolio Accounting System and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Portfolio Accounting System and the Business of IFTC ("Confidential Information"). Fund shall use reasonable care to not voluntarily disclose such Confidential Information to any other person other than its own employees who reasonably have a need to know such information pursuant to this Agreement. Fund shall return all such Confidential Information to IFTC (or destroy such Confidential Information upon IFTC's request) upon termination or expiration of this Agreement. For purposes of this Agreement, "Confidential Information" means any information concerning IFTC or the Portfolio Accounting System which IFTC provides to the Fund, its agents or affiliates, or to which IFTC grants the Fund, its agent or affiliates access, in connection with the IFTC's provision of services under this Agreement; provided, however, that Confidential Information shall not include any information concerning IFTC or the Portfolio Accounting System: (i) that is or becomes generally known or publicly available; (ii) that was rightfully known by or available to the Fund or any of its agents or affiliates on a nonconfidential basis prior to or after disclosure by IFTC to the Fund or such agents or affiliates; or (iii) that is developed by the Fund or its agents or affiliates independent of the disclosure thereof by IFTC and is not derived from other Confidential Information.

     H. Fund has be informed that the Portfolio Accounting System is licensed for use by IFTC from DST Systems, Inc. ("Licensor"), and Fund acknowledges that IFTC and Licensor have proprietary rights in and to the Portfolio Accounting System and all other IFTC or Licensor programs, code, techniques, know-how, data bases, supporting documentation, data formats and procedures, including without limitation any changes or modifications made at the request or expense or both of Fund (collectively, the "Protected Information"). Fund acknowledges that the Protected Information constitutes confidential material and trade secrets of IFTC and Licensor. Fund shall preserve the confidentiality of the Protected Information, and Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. Fund shall so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. Licensor is intended to be and shall be a third party beneficiary of the Fund's obligations and undertakings contained in this paragraph.

     I. If IFTC shall provide Fund direct access to the computerized recordkeeping and reporting system used hereunder or if IFTC and Fund shall agree to utilize any electronic system of communication, Fund shall be fully responsible for any and all consequences of the use or misuse of the terminal device, passwords, access instructions and other means of access to such systems(s) which are utilized by, assigned to or otherwise made available to the Fund. Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such system(s). IFTC shall be fully protected in acting hereunder upon any instructions, communications, data or other information received by IFTC by such means as fully and to the same effect as if delivered to IFTC by written instrument signed by the requisite authorized representative(s) of the Fund.

5.   Duties and Responsibilities of IFTC.

     A. IFTC shall calculate each Portfolio's net asset value, in accordance with Fund's prospectus. IFTC will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with Fund's prospectus and other instructions.

     B. IFTC shall prepare and maintain, with the direction and as interpreted by Fund or Fund's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Portfolio's net asset value, and as further agreed upon by the parties in writing, and shall preserve such records in the manner and for the periods required by law or for such longer period as the parties may agree upon in writing. Fund shall advise IFTC in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.

     C. IFTC shall make available to Fund for inspection or reproduction within a reasonable time, upon demand, all accounts and records of Fund maintained and preserved by IFTC.

     D. IFTC shall be entitled to rely conclusively on the completeness and correctness of any and all accounts and records turned over to it by Fund.

     E. IFTC shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records maintained by IFTC but shall be reimbursed by Fund for all expenses and employee time invested in any such review outside of routine or normal periodic reviews.

     F. Upon receipt from Fund of any necessary information or instructions, IFTC shall provide information from the books and records it maintains for Fund that Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as Fund and IFTC shall agree upon from time to time.

     G. Additional series or portfolios of Fund may be added to this Agreement, provided that IFTC consents to such addition. Rates or charges for each additional series or portfolio shall be as agreed upon by IFTC and Fund in writing.

     H. IFTC shall not have any responsibility hereunder to Fund, Fund's shareowners or any other person or entity for moneys or securities of Fund, whether held by Fund or custodians of Fund.

6.   Indemnification.

     A. IFTC shall not be responsible or liable for, and Fund shall indemnify and hold IFTC, and its directors and officers harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by them or for which they may be liable, arising out of or attributable to:

          1. IFTC's action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act or willful misconduct of IFTC; provided however, that IFTC shall not be liable for consequential, special, or punitive damages in any event.

          2. IFTC's payment of money as requested by Fund, or the taking of any action which might make IFTC liable for payment of money; provided, however, that IFTC shall not be obligated to expend its own moneys or to take any such action except in IFTC's sole discretion.

          3. IFTC's good faith and reasonable action or omission to act hereunder upon any instructions, advice, notice, request, consent, certification or other instrument or paper appearing to it to be genuine and to have been properly executed.

          4. IFTC's action or omission to act in good faith reliance on the advice or opinion of counsel for Fund or its own counsel, which advice or opinion may be obtained by IFTC at the expense of Fund, or on the instructions, advice and statements of Fund, Fund's accountants and officers or other authorized individuals, and others believed by it in good faith to be expert in matters upon which they are consulted.

          5. The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into:

               (a) The validity of the issue of any securities purchased by or for Fund, or the legality of the purchase thereof, or the propriety of the purchase price;

               (b) The legality of the sale of any securities by or for Fund, or the propriety of the sale price;

               (c) The legality of the issue, sale or purchase of any shares of Fund, or the sufficiency of the purchase or sale price; or

               (d) The legality of the declaration of any dividend by Fund, or the legality of the issue of any shares of Fund in payment of any stock dividend.

          6. Any error, omission, inaccuracy or other deficiency in Fund's accounts and records or other information provided by or on behalf of Fund to IFTC, or the failure of Fund to provide, or provide in a timely manner, any accounts, records, or information needed by IFTC to perform its functions hereunder.

          7. The Fund's refusal or failure to comply with the terms of this Agreement (including without limitation the Fund's failure to pay or reimburse IFTC under this indemnification provision), the Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Fund hereunder to be and remain true and correct in all respects at all times.

          8. The use or misuse, whether authorized or unauthorized, of the Portfolio Accounting System or other computerized recordkeeping and reporting system to which IFTC provides Fund direct access hereunder or of any other electronic system of communication used hereunder by Fund or by any person who acquires access to such system(s) through the terminal device, passwords, access instructions or other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Fund, except to the extent attributable to any negligence or willful misconduct by IFTC.

     B. The Fund shall not be responsible or liable for, and IFTC shall indemnify and hold the Fund and its directors and officers harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by them, or for which they may be liable arising out of or attributable to (i) any failure of any representation, warranty or covenant of IFTC herein to be and remain true and correct in all respects at all times, or (ii) any failure by IFTC to perform its obligations as set forth herein or any breach by IFTC of this Agreement.

7. Force Majeure. IFTC shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

8. Procedures. IFTC and Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved or directed by Fund or its accountants or other advisors does not conflict with or violate any requirements of Fund's prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

9. Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either party by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement:

     A. Fund shall pay to IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

     B. Fund shall designate a successor (which may be Fund) by notice in writing to IFTC on or before the termination date.

     C. IFTC shall deliver to the successor, or if none has been designated, to Fund, all records, funds and other properties of Fund deposited with or held by IFTC hereunder. In the event that IFTC does not receive explicit delivery instructions and payment of the expenses to be incurred by compliance with such instructions, delivery of such records will be made at the offices of IFTC. In the event that neither a successor nor Fund takes delivery of all records, funds and other properties of Fund by the termination date, IFTC's sole obligation with respect thereto from the termination date until delivery to a successor or Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and IFTC shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10. Notices. Notices, requests, instructions and other writings addressed to Fund at 60 South Sixth Street, Minneapolis, Minnesota 55402, Attn: Tom Vogel, or at such address as Fund may have designated to IFTC in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings addressed to IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, Attn: Allen Strain, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to IFTC hereunder.

11. Limitation of Portfolio Liability. Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

12.  Miscellaneous.

     A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, without reference to the choice of laws principles thereof.

     B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. The representations and warranties, the indemnification extended hereunder, and the provisions of Sections 4.G. and 4.H. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     D. No provisions (including, but not limited to, Exhibit A) of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto. The parties agree that the initial compensation to be paid by the Fund to IFTC hereunder shall remain in effect for a period of at least one year from the effective date of this Agreement and that any proposed increase in such compensation following such one-year period shall be preceded by not less than 120 days written notice by IFTC to the Fund of IFTC's intention to increase its compensation hereunder, including the proposed amount of such increase and the time period during which such proposed increase shall remain in effect.

     E. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
          No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

     F. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     G. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     H. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

     I. This Agreement may not be assigned by either party without the prior written consent of the other.

     J. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Fund and IFTC.

     K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

                                              INVESTORS FIDUCIARY TRUST COMPANY

                                              By:  /s/ Allen R. Strain
                                                   ----------------------------
                                                   Allen R. Strain

                                              Title:  Executive Vice President
                                                      -------------------------

                                              GREAT HALL INVESTMENT FUNDS, INC.

                                              By:  /s/ Thomas D. Vogel
                                                   ----------------------------
                                                   Thomas D. Vogel

                                              Title:  Compliance Officer
                                                      -------------------------

                       INVESTORS FIDUCIARY TRUST COMPANY
                             PROPOSED FEE SCHEDULE
                                GREAT HALL FUNDS

I.   INVESTMENT ACCOUNTING

     A.   Monthly Fee Per Portfolio

          $3,125*

          *The start-up fund will be charged $1,250 per month for the first year of operations.

II.  NOTES TO THE ABOVE FEE SCHEDULE

     A. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the client's behalf. Examples of out-of-pocket expenses include but are not limited to microfiche, disaster recovery, pricing and research services, overnight mailing services, foreign registration and script fees, etc. IFTC bills out-of-pocket expenses separately from service fees.

     B. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

     C. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

     D. The above fee schedule is applicable for selections made and communicated within 90 days of the date of this proposal. The fees are guaranteed for a one year period commencing on the effective date of the service agreement between IFTC and the client. All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.


/s/ Allen R. Strain                           /s/ Thomas D. Vogel
Allen R. Strain                               Thomas D. Vogel
---------------------------------             ---------------------------------
Investors Fiduciary Trust Company             Great Hall Funds

January 23, 1997                              January 22, 1997
---------------------------------             ---------------------------------
Date                                          Date